UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 17, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place P.O. Box 3453 Sunnyvale, California	94088-3453
(Address of principal executive offices)	(Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments

On December 6, 2007, Advanced Micro Devices, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) stating that the current carrying value of its goodwill, which the Company had recorded as a result of its October 2006 acquisition of ATI Technologies Inc. (“ATI Acquisition”), was impaired. At the time of filing of the Original Form 8-K, the Company was unable to provide a reasonable estimate of the amount or range of amounts of the impairment charge. The Company is filing this Form 8-K/A to amend the Original Form 8-K to update the disclosure therein under Item 2.06.

As previously disclosed in the Original Form 8-K, the Company based its conclusion of a potential goodwill impairment charge from the initial results of its annual strategic planning cycle and preliminary findings in connection with the Company’s annual goodwill impairment testing. On January 17, 2008, the Company determined that the goodwill impairment charge related to its ATI Acquisition would be approximately $1.3 billion. In addition, as a result of this goodwill impairment, the Company also performed an analysis of the potential impairment of identifiable intangible assets acquired in the ATI Acquisition. The Company concluded that approximately $350 million of the current carrying values of certain acquired identifiable intangible assets was impaired. The Company will not be required to make any current or future cash expenditures as a result of these impairments. These impairment charges will be reflected in the Company’s financial statements as of and for the fiscal quarter and year ended December 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary